                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                         POWERWAVE TECHNOLOGIES, INC.
                               (Name of Issuer)


                                 COMMON STOCK
                        (Title of Class of Securities)


                                  739363 10 9
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

-----------------------                                  ---------------------
 CUSIP NO. 739363 10 9                                     PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ki Y. Nam                      Social Security # ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                               915,678

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                               -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                915,678

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                               -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
              915,678

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
              5.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
              IN

------------------------------------------------------------------------------

Item 1.

     (a) Name of Issuer:  Powerwave Technologies, Inc.
         --------------

     (b) Address of Issuer's Principal Executive Offices:
         -----------------------------------------------
         2026 McGaw Avenue, Irvine, California 92614


Item 2.

     (a) Name of Person Filing:  Ki Y. Nam
         ---------------------

     (b) Address of Principal Business Office:
         ------------------------------------
         2026 McGaw Avenue, Irvine, California 92614

     (c) Citizenship:  United States of America
         -----------

     (d) Title of Class of Securities:  Common Stock
         ----------------------------

     (e) CUSIP Number:  739363 10 9
         ------------

Item 3.

     Not applicable.


Item 4.  Ownership.

     (a) Amount Beneficially Owned:   915,678/(1)/

     (b) Percent of Class:            5.3%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:                 915,678

         (ii)  shared power to vote or to direct the vote:               -0-

         (iii) sole power to dispose or to direct the disposition of:    915,678

         (iv)  shared power to dispose or to direct the disposition of:  -0-

__________________

(1) Includes an aggregate of 51,476 shares of Common Stock which the reporting person holds as custodian for other persons, as to which the reporting person disclaims beneficial ownership.

Item 5.

     Not applicable.


Item 6.

     Not applicable.


Item 7.

     Not applicable.


Item 8.

     Not applicable.


Item 9.

     Not applicable.


Item 10.

     Not applicable.


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 3, 1998                   By: /s/ Ki Y. Nam
                                             -----------------------------------
                                             Ki Y. Nam